                                                                   EXHIBIT 10.19

[HANDSPRING LOGO]                                                [AIRPRIME LOGO]


MASTER PURCHASE AGREEMENT
--------------------------------------------------------------------------------

         This Master Purchase Agreement (this "Agreement") is effective as of September 10, 2002 (the "Effective Date"), by and between Handspring, Inc., a Delaware corporation ("Handspring"), and AirPrime, Inc., a Delaware corporation ("AirPrime"). Handspring and AirPrime are collectively referred to herein as the "Parties" and individually as a "Party".

         WHEREAS, Handspring and AirPrime previously entered into a Master Purchase Agreement effective as of December 19, 2001 (the "Original Agreement") pursuant to which Handspring purchases embedded wireless communication modules for Handspring's CDMA "London" product;

         WHEREAS, Handspring now desires to purchase the components listed on Exhibit A hereto (the "Products") from AirPrime for incorporation into Handspring's CDMA "Robin" product; and

         WHEREAS, Handspring desires to engage AirPrime to perform certain professional services as set forth in the Statement of Work (the "SOW") attached as Exhibit B hereto (the "Services"); and

         WHEREAS, AirPrime desires to sell such Products and desires to provide such Services to Handspring.

         THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

1.       PRECEDENCE OF AGREEMENTS.

         1.1 All purchases for Products placed by Handspring under this Agreement shall be governed by the terms and conditions of this Agreement and the Purchase Order, notwithstanding any other terms and conditions in other Handspring or AirPrime documents. In the event the terms of this Agreement are inconsistent with the terms in a Purchase Order, the terms of this Agreement shall prevail, unless otherwise agreed to in writing by the parties.

         1.2 In the event the VMI Program is implemented per Section 13 herein, AirPrime and Authorized Manufacturing Partner (as defined in Section 14.1 herein) shall enter into a separate agreement (the "VMI Agreement"), which shall govern the terms of their relationship and the purchasing and delivery process of Products, and shall supercede the following provisions of this Agreement: 2.1 (Purchase Orders), 2.2 (Price), 2.3 (Purchase Order Acceptance), 2.5 (Adjustments to Purchase Orders), 2.6 (Liability for Cancelled Purchase Orders), 2.7 (Forecasts) and 3.1 (Shipment and Delivery).

2.       PRODUCT ORDERING AND PAYMENT.

         2.1 PRODUCT PURCHASE ORDERS. Pursuant to written purchase orders (each, a "Purchase Order") issued on an as-needed basis, AirPrime shall sell Products to Handspring, and Handspring shall purchase Products from AirPrime. Purchase Orders will be submitted to AirPrime by telephone facsimile transmission, registered airmail, or any other method as the Parties may agree. All Purchase Orders shall contain the following information:

                           (a) part number and quantities of the Product to be purchased;

                           (b)      purchase price, as set forth in Exhibit C;

                           (c)      delivery date; and

                           (d)      shipping instructions.

                  In the event the VMI Program is implemented per Section 13 herein, Purchase Orders shall be placed by Authorized Manufacturing Partner pursuant to the VMI Agreement. In such event, AirPrime shall maintain a ten (10) day supply of product in a third party warehouse/hub mutually agreed to by both Parties to accommodate such Purchase Orders.

         2.2 PRICE. Prices for the Products shall be as stated in Exhibit C, which prices exclude freight, insurance and customs duties. In the event the VMI Program is implemented per Section 13 herein, the Product prices shall be as stated in the VMI Agreement and shall include freight, insurance and customs duties. Handspring shall be entitled to receive "Most Favored Customer" pricing from AirPrime. "Most Favored Customer" pricing is defined as the most favorable price, including all discounts, rebates, cooperative advertising programs or other similar sales and marketing programs, quoted to any purchaser of the Products for the same market and volume conditions. AirPrime's prices shall reflect "market condition" and shall be reduced accordingly.

         2.3 PURCHASE ORDER ACCEPTANCE. A Purchase Ordered issued in accordance with this Agreement shall be deemed accepted upon receipt by AirPrime; provided, however, that in the event Handspring issues a high-quantity Purchase Order that can not reasonably be fulfilled within AirPrime's manufacturing lead time, the parties will discuss and mutually agree to an acceptable delivery date. In the event a Purchase Order extends beyond the terms and conditions of this Agreement, AirPrime shall either accept or reject such Purchase Order within four (4) working days after receipt of the order. Such Purchase Order shall be deemed accepted by AirPrime if no written notice is received to the contrary within four (4) working days after its submission to AirPrime.

         2.4 MINIMUM PURCHASE OBLIGATIONS; SIZE OF ORDERS. Except as otherwise provided in Section 12 below, Handspring agrees to purchase a minimum quantity of [*] of the Product ("Minimum Purchase Commitment") during the first [*] months of Commercial Production (as defined below) of the Product. Handspring's initial Purchase Order towards its Minimum Purchase Commitment shall be for [*] units of the Product and will provide for delivery of these units within the first [*] months after Commercial Production of the Product. For the remaining [*] units of Handspring's Minimum Purchase Commitment and for any additional Purchase Orders issued hereunder, Handspring will make commercially reasonable efforts to place orders for at least [*] units, although actual deliveries under any such Purchase Order may be in quantities of less than [*] units. The price per unit and adjustment for volume ordered per quarter is set forth in Exhibit C.1. Except as otherwise set forth in this Section 2.4 or in a Purchase Order placed following Handspring's fulfillment of its Minimum Purchase Commitment, Handspring shall not be required to purchase any minimum quantities of the Product, or held responsible for any re-start fees, restocking fees, or bill backs for not ordering any estimated purchase volume. For purposes of this Agreement, "Commercial Production" shall mean the production of the Product by AirPrime following the successful completion of Handspring's Production Validation Testing ("PVT").

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         2.5 ADJUSTMENTS TO PURCHASE ORDERS. Handspring may adjust a Purchase Order by increasing the quantity of Products ordered prior to the scheduled delivery date, or rescheduling the amount purchased and delivery date as follows:

                  # DAYS PRIOR TO SCHEDULED   ALLOWABLE           ALLOWABLE            RESCHEDULE
                  DELIVERY DATE               INCREASE            RESCHEDULE AMOUNT    TIMEFRAME
                  -------------               --------            -----------------    ---------
                  [*]                         [*]                 [*]                  [*]
                  [*]                         [*]                 [*]                  [*]
                  [*]                         [*]                 [*]                  [*]
                  [*]                         [*]                 [*]                  [*]

                  In the event the VMI Program is implemented per Section 13 herein, this section will be superceded by the VMI Agreement entered into between AirPrime and the Authorized Manufacturing Partner.

         2.6 LIABILITY OF HANDSPRING FOR CANCELLED PURCHASE ORDERS. If Handspring cancels a Purchase Order, Handspring shall be liable for payment according to the table below. For the table, the following definitions apply:


                  "Cancelled PO Quantity" shall mean the quantity of Product units ordered subject to the cancelled Purchase Order.

                  "Qualcomm NC/NR Cost" shall mean the per-unit material cost to AirPrime of the Non-Cancelable/Non-Refundable ("NC/NR") Qualcomm chipset agreed to in good faith between the Parties.

                  # DAYS PRIOR TO SCHEDULED
                  DELIVERY DATE                     CANCELLATION LIABILITY
                  -------------                     ----------------------
                  [*]                               [*]
                  [*]                               [*]
                  [*]                               [*]
                  [*]                               [*]

                  Furthermore, in the event that Handspring cancels any or all of the Purchase Orders for Products, AirPrime shall use commercially reasonable efforts to mitigate Handspring's damages by attempting to resell the components, materials and/or Products to other customers.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                  In the event the VMI Program is implemented per Section 13 herein, this section will be superceded by the VMI Agreement entered into between AirPrime and the Authorized Manufacturing Partner.

         2.7 FORECASTS. Handspring shall use commercially reasonable efforts to prepare and submit to AirPrime no less frequently than once per month a non-binding rolling nine (9) month demand forecast. Each such forecast shall be used by AirPrime to plan for materials and production capacity.

         2.8 PAYMENT. Handspring shall pay invoices received from AirPrime for Products sold hereunder net thirty (30) days after the invoice was received by Handspring or the Authorized Manufacturing Partner.

3.       PRODUCT SHIPMENT AND DELIVERY

         3.1 SHIPMENT AND DELIVERY. Shipment of Products shall be F.O.B. ex works or AirPrime's (or third party's) bonded warehouse for all Products, at which time title and risk of loss will pass to Handspring. In the event the VMI Program is implemented per
                  Section 13 herein, this section will be superceded by the VMI Agreement entered into between AirPrime and the Authorized Manufacturing Partner.

         3.2 TIME IS OF THE ESSENCE. Failure to meet agreed upon delivery schedules could result in costly delays to Handspring in fulfilling its customer orders; therefore, AirPrime shall notify Handspring or the Authorized Manufacturing Partner of any delay as soon as AirPrime is aware of the same and shall use its best efforts to minimize such delay by working reasonable overtime at its own expense. In addition, AirPrime shall notify Handspring of a revised committed delivery date, which date shall be no later than five (5) working days after the initial scheduled delivery date. If AirPrime fails to meet Handspring's or the Authorized Manufacturing Partner's second delivery date on all or any part of any Purchase Order, then Handspring or the Authorized Manufacturing Partner may (i) terminate the applicable Purchase Order with no liability to Handspring or the Authorized Manufacturing Partner, or (ii) require AirPrime to ship on an expedited basis the quantity of Products via premium air transportation and Handspring's or the Authorized Manufacturing Partner's sole liability to AirPrime shall be limited to payment for the Products received and standard surface freight charges.

         3.3 REQUEST FOR BACK ORDER LISTINGS. Upon request by Handspring or the Authorized Manufacturing Partner, AirPrime shall furnish Handspring or the Authorized Manufacturing Partner a listing of all back orders for Products and the date they will be received by Handspring or the Authorized Manufacturing Partner and will automatically expedite all Handspring high usage Products to minimize delays of such Products in fulfilling Handspring or the Authorized Manufacturing Partner Purchase Orders.

4.       PRODUCT ACCEPTANCE TESTING

         Acceptance testing, when deemed applicable by Handspring, shall be performed by Handspring within fifteen (15) working days after receipt of the Products in accordance with the procedures agreed upon by the Parties. Any discrepancies found as a result of such testing shall be noted in detail and if found to be non-conforming to the specifications for the Products identified in Exhibit A, Handspring may, at its option, return the non-conforming Products to AirPrime. AirPrime shall immediately review the cause of rejection and upon confirmation take corrective action to eliminate reoccurrence of the non-conformance. All shipping charges for returns of non-conforming Products to AirPrime shall be at AirPrime's expense. If the Product is reasonably demonstrated by AirPrime to be conforming, then Handspring will reimburse AirPrime for the shipping charges. Within fifteen (15) working days after date of receipt of such non-conforming Product or such other reasonable delay agreed between the Parties depending on the quantity of returned Products, AirPrime, at Handspring's option, shall replace such non-conforming Product or refund Handspring the purchase price in full. Failure to inspect or reject one shipment shall not constitute a waiver of Handspring's rights with respect to any other. Payment shall neither be deemed to constitute acceptance nor be a waiver of Handspring's right to reject any order.

5.       PRODUCT WARRANTIES; EPIDEMIC CONDITION

         5.1 PRODUCT WARRANTY. AirPrime warrants to Handspring, its Authorized Manufacturing Partner and their customers that the Products supplied to Handspring under this Agreement shall be free from defects in materials and workmanship, and shall otherwise conform to the specifications for the Products identified in Exhibit A and all other express requirements of this Agreement, for a period of [*] after the date of shipment of the Product. If any Product furnished by AirPrime fails to conform to the above warranty, Handspring's sole remedy is to return defective Product to AirPrime. All shipping charges for returns of non-conforming Products to AirPrime shall be at AirPrime's expense. If the Product is reasonably demonstrated by AirPrime to be conforming, and such demonstration is agreed to by Handspring, then Handspring will reimburse AirPrime for the shipping charges. Within fifteen (15) working days after date of receipt of such non-conforming Product or such other reasonable delay agreed between the Parties depending on the quantity of returned Products, AirPrime, at Handspring's option, shall replace such non-conforming Product or refund Handspring the purchase price in full.

         5.2 EPIDEMIC CONDITION. An Epidemic Condition exists when failure reports or statistical samplings show that [*] or more of the same Product installed or shipped during any one month contain an identical, repetitive defect in AirPrime supplied material and/or workmanship. If during that warranty period Product shows evidence of an Epidemic Condition, Handspring shall have the right, pending correction of the Epidemic Condition, to postpone further shipments of such Product by giving written notice of such postponement to AirPrime. Such postponement shall temporarily relieve AirPrime of its shipment liability and Handspring of any payment liability for such postponed shipments. AirPrime shall promptly prepare and propose a corrective action plan addressing implementation and procedure milestones for remedying such Epidemic Condition(s). Both parties shall use best efforts to implement the remedy in accordance with the agreed upon schedule.

         5.3 NO OTHER AIRPRIME WARRANTIES. AIRPRIME MAKES NO ADDITIONAL WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH HEREIN. ALL IMPLIED WARRANTIES AND CONDITIONS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

6.       PROFESSIONAL SERVICES

         6.1 SERVICE PROVISION. AirPrime will provide to Handspring the services (the "Services") that are described in the Statement of Work ("SOW") attached hereto as Exhibit B. Such SOW may be amended or modified by mutual written agreement of the parties. AirPrime will provide such resources and utilize such employees or design consultants as it deems necessary to perform the Services. The manner and means used by AirPrime to perform the Services desired by Handspring are in the sole discretion and control of AirPrime. All work shall be performed at AirPrime's designated facilities unless otherwise mutually agreed.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         6.2 DELIVERABLES. In performing the Services, AirPrime shall design, develop and/or make for Handspring the deliverables as required in the SOW (the "Deliverables"). AirPrime shall use commercially reasonable efforts in order to ensure that the Deliverables meet the specifications, if any, set forth in the SOW for such Deliverables.

         6.3 TIME OF PERFORMANCE. AirPrime shall use commercially reasonable efforts to meet the project schedules and time of performance of Services set forth in the SOW, and Handspring agrees to cooperate in good faith to allow AirPrime to achieve completion of Services in a timely and professional manner. Handspring understands and agrees that AirPrime's provision of the Services may depend on completion of certain Handspring tasks or adherence to Handspring schedules within Handspring's control; consequently, the project schedule, time of performance, and Services may require adjustments or changes in the event such Handspring tasks or schedules change, are modified, or are not completed as anticipated. AirPrime shall promptly notify Handspring in the event it becomes aware that it will not be able to meet any project schedule or time of performance of Services.

         6.4 TECHNOLOGY FROM HANDSPRING. Handspring agrees to provide AirPrime with materials and technology owned or otherwise controlled by Handspring which AirPrime reasonably requires to perform the Services (the "Handspring Technology"). Handspring hereby grants AirPrime the right to use the Handspring Technology which AirPrime reasonably requires in order to perform the Services and/or prepare the Deliverables. Unless otherwise agreed in writing, all tooling, equipment or material of every description furnished to AirPrime by Handspring, and any replacements thereof or any materials affixed or attached thereto, shall be and remain the personal property of Handspring. AirPrime shall not use such property except in filling Handspring's orders. Such property while in AirPrime's custody or control shall be held at AirPrime's risk, shall be maintained in operable condition, and will be subject to removal at Handspring's written request.

         6.5 PAYMENT FOR SERVICES. For the Services and Deliverables provided by AirPrime, Handspring agrees to pay AirPrime the fees set forth in Exhibit C (the "Fees") attached hereto. AirPrime shall invoice Handspring for Fees for Services owing. Handspring shall pay invoices received from AirPrime for Services net thirty (30) days after the Invoice was received by Handspring.

7.       LICENSE GRANTS; OWNERSHIP OF DERIVATIVE WORKS.

         7.1 AIRPRIME SOFTWARE LICENSE. AirPrime hereby grants to Handspring a non-exclusive, worldwide, fully paid, royalty free, irrevocable, and perpetual right to: (a) use, reproduce (or cause to be reproduced), and manufacture (or cause to be manufactured) the "AirPrime Software" (as defined below) for the purpose of including, installing or otherwise incorporating the same into Handspring's products; (b) use the AirPrime Software as necessary in order to develop, manufacture, sell, upgrade and repair Handspring applications and products which utilize or contain the AirPrime Software;
                  (c) market, distribute, and sell the AirPrime Software as part of any one or more Handspring products; and (d) sublicense to Handspring product end users all necessary rights in order to enable them to use the AirPrime Software in connection with the use or operation of any Handspring products. With respect to the foregoing AirPrime Software license, such rights are limited only to Products that Handspring purchases from AirPrime. Handspring shall not have the right to (1) modify, translate, reverse engineer, decompile, disassemble, or create derivate works based on the AirPrime Software or any accompanying documentation; or (2) rent, transfer, sublicense or grant any rights in the AirPrime Software or any accompanying documentation in any form to any party (other than as part of Handspring's production, distribution and sale processes, or to purchasers and end users of Handspring products) without the prior written consent of AirPrime. The foregoing license grant is a license grant only and does not convey to Handspring any title to, or ownership rights in, the AirPrime

         Software, including but not limited to any patents, trademarks, copyrights, or trade secrets associated therewith.

         7.2      LONDON HOST SOFTWARE/SB3000 SOFTWARE LICENSES; BUYOUT FEE.

         7.2.1 LICENSES. Except as expressly stated in this Section 7, AirPrime hereby grants to Handspring a non-exclusive, worldwide, fully paid, royalty free, irrevocable, and perpetual right to: (a) use, reproduce (or cause to be reproduced), manufacture (or cause to be manufactured), modify, supplement, upgrade, improve, revise, enhance the London Host Software (defined below) and the SB3000 Software (defined below) in connection with the production, distribution, sale, upgrade or repair of any Handspring products or the creation of any Derivative Software (defined below) including without limitation the Robin Host Software (defined below); (b) package, market, distribute, and sell the London Host Software and the SB3000 Software (including any modifications integrated into and made part of any Derivative Software including without limitation the Robin Host Software) as part of any one or more Handspring products, and (c) sublicense to Handspring product end users all necessary rights in order to enable them to use the London Host Software and the SB3000 Software (including any modifications integrated into and made part of any Derivative Software including without limitation the Robin Host Software) in connection with the use or operation of any Handspring products. With respect to the foregoing London Host Software license and the SB3000 Software license, such rights are limited only to use with Products that Handspring purchases from AirPrime. The constraint to use such licenses only with AirPrime Products will be removed in the event Handspring exercises its buy-out rights in Section 7.2.2.

         7.2.2 BUYOUT FEE. Handspring may elect, at its option and without obligation, via a written notice to AirPrime, to remove the constraint to only use the London Host Software and the SB3000 Software with Products that Handspring purchases from AirPrime by paying to AirPrime the "Buyout Fee" defined below. In such case, Handspring shall be free to use the London Host Software and the SB3000 Software (including any modifications integrated into and made part of any Derivative Software including without limitation the Robin Host Software) in conjunction with products and software from alternate suppliers. The Buyout Fee shall be determined in accordance with the table below:

                            TOTAL PAYMENTS TO AIRPRIME UNDER BOTH THE ORIGINAL
                            AGREEMENT AND THIS AGREEMENT ("TOTAL PAYMENTS"):            BUYOUT FEE
                            ------------------------------------------------            ----------
                           [*]                                                          [*]
                           [*]                                                          [*]
                           [*]                                                          [*]

         7.3 DEFINITIONS: AIRPRIME SOFTWARE, LONDON HOST SOFTWARE, ROBIN HOST SOFTWARE, SB3000 SOFTWARE AND DERIVATIVE SOFTWARE. For purposes of this Agreement, the following terms shall have the following meanings:

                  7.3.1 For purposes of this Agreement, the term "AirPrime Software" shall mean the AirPrime owned software programs embedded in (or which upgrade) the Product from AirPrime (referred to as "Modem Software" in the SOW), as updated, upgraded or revised from time to time.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                  7.3.2 For purposes of this Agreement, the term "London Host Software" shall mean the AirPrime owned "host software" developed and/or modified by AirPrime for Handspring during the term of the Original Agreement for use in the CDMA London product, as further defined in Exhibits B and C.3 of the Original Agreement (and incorporated herein by reference).

                  7.3.3 For purposes of this Agreement, the term "SB3000 Software" shall mean the AirPrime owned software that is utilized in AirPrime's SB3000 product, as further defined in the SOW attached to the Original Agreement (and incorporated herein by reference).

                  7.3.4 For purposes of this Agreement, the term "Derivative Software" (also referred to as a "derivative work") shall mean any modification, addition, extension, upgrade, improvement, compilation, abridgment, alteration or other use of all or part of the London Host Software or the SB3000 Software by Handspring or by AirPrime for Handspring. AirPrime shall have no ownership or use rights to the Derivative Software.

                  7.3.5 For purposes of this Agreement, the term "Robin Host Software" shall mean the Handspring owned Derivative Software developed by Handspring during the term of this Agreement for use in the CDMA Robin product.

         7.4 EXCLUSIVE OWNERSHIP OF THE DERIVATIVE SOFTWARE; AIRPRIME'S WORK MADE FOR HIRE AND USE LIMITATIONS. AirPrime represents and warrants to Handspring that all Derivative Software (including without limitation the Robin Host Software) shall be treated as authored by, and owned exclusively by, Handspring for purposes of the United States Copyright Act. Consistent with the foregoing, and recognizing that AirPrime is and shall remain the owner of the London Host Software and the SB3000 Software which may be an underlying and component part of any Derivative Software (including without limitation the Robin Host Software) created hereunder, AirPrime represents, warrants and agrees that it shall have no ownership interest in, access to, or right to use the Derivative Software (including without limitation the Robin Host Software) and will, upon request from time to time, execute such reasonable documentation as may be necessary and/or appropriate to secure, acquire, assign, or otherwise transfer to Handspring, free of all liens and encumbrances, all ownership and property interests and/or rights in the Derivative Software (including without limitation the Robin Host Software) that AirPrime may have or acquire, and/or, at Handspring's sole option, to otherwise confirm, evidence and document Handspring's exclusive rights in, and to distribution, sale or use of, the Derivative Software (including without limitation the Robin Host Software)..

         7.5 SURVIVAL; SOFTWARE REPRESENTATIONS AND WARRANTIES. The terms and provisions contained in this Section 7 (and all subparagraphs and subparts hereof) shall survive the expiration or termination of this Agreement. In addition, AirPrime represents and warrants to Handspring that (i) AirPrime is either the owner of all proprietary rights, including patent, copyright, trade secret, trademark and other proprietary rights, in and to the AirPrime, the London Host Software and the SB3000 Software or has sufficient rights to grant the licenses and rights set forth herein; and (ii) AirPrime shall promptly deliver to Handspring the source code and any other relevant and necessary information associated with any upgrades, modifications or other changes made by AirPrime to the London Host Software and the SB3000 Software required to enable Handspring to create, incorporate or otherwise modify any Derivative Software (including without limitation the Robin Software) which Handspring may have created, as provided for above, to reflect AirPrime's changes or modifications to the London Host Software and the SB3000 Software.

8.       GENERAL INDEMNITY

         AirPrime shall defend, hold harmless and indemnify Handspring, its agents and employees, from any and all suits, damages, losses, expenses, and third party claims, including attorneys fees, arising from bodily injury, sickness, disease, or death, or injury to property that is caused by (i) negligence or wrongful intentional acts of AirPrime, its agents or employees, (ii) defects in the workmanship, materials and design of the Product provided by AirPrime, or (iii) failure to comply with federal, state or local laws.

9.       INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION

         9.1 INTELLECTUAL PROPERTY RIGHTS Except as otherwise expressly set forth in Section 7 above or elsewhere herein, (a) neither this Agreement, nor the provision of Services hereunder, shall give either Party any ownership interest in or rights to the intellectual property rights ("IP Rights") of the other Party, and (b) all IP Rights that are owned or controlled by a Party at the commencement of this Agreement shall remain under the ownership or control of such Party throughout the term of this Agreement and thereafter. A Party's use of the trademark, logo or other identification marks of the other Party will only be in a manner directed by such Party. All uses of the other Party's trademarks, logos, other identification marks for advertising or demonstrations of the Parties work requires the prior written approval of such Party, which shall not be unreasonably withheld.

         9.2 NEWLY CONCEIVED INNOVATIONS. Except as described in Section 7 above (which shall prevail in conflict with any of the subparts of this Section 9), Handspring shall be assigned ownership rights to any and all innovations ("Innovations"), whether or not jointly conceived, and IP Rights therefrom, (i) that derive solely from the Handspring Technology, or the Handspring IP Rights therein, or (ii) that are identified as owned by Handspring in the SOW, while AirPrime shall be assigned ownership rights to any and all Innovations, whether or not jointly conceived, and IP Rights arising therefrom (a) that derive solely from AirPrime Technology or the AirPrime IP Rights therein, or (b) that are identified as owned by AirPrime in the SOW.

         9.3 INDEMNIFICATION. AirPrime shall defend, hold harmless and indemnify Handspring, its agents and employees, from any and all suits, damages, losses, expenses (including Product replacement costs), and third party claims, including attorneys' fees, arising from or related to an alleged infringement or violation of any patent (whether issued or pending), copyright, trademark, trade secret or other privacy or proprietary right arising out of or related to Products, including the manufacture, sale, distribution, marketing, or use of the Products and/or Deliverables. Without limiting the foregoing indemnification obligation, or the remedies of Handspring hereunder, if the use of the Product is permanently enjoined, AirPrime may, at its expense and option (i) procure the right to continue using the Product, (ii) replace the infringing Product with a non-infringing Product of similar performance, or (iii) modify the Product to make it non-infringing.

10.      LIMITATION OF LIABILITY

         EXCEPT FOR INDEMNIFICATION AND BREACH OF CONFIDENTIALITY, THE LIABILITY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUPPLY OF PRODUCTS HEREUNDER, SHALL BE LIMITED TO THE ACTUAL AMOUNTS PAID BY HANDSPRING TO AIRPRIME FOR THE PRODUCTS GIVING RISE TO SUCH DAMAGES, AND SHALL IN NO EVENT INCLUDE LOSS OF PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

11.      CONFIDENTIALITY

         The Parties acknowledge that they will have access to certain information and materials concerning each other's business and products, including the terms and conditions of this Agreement, that are confidential and of substantial value to the other (the "Confidential Information"), which would be impaired if such Confidential Information was disclosed to third parties. The Parties each agree that they will not use such Confidential Information except in performance of this Agreement, or disclose such Confidential Information to third parties except as required by applicable law and provided the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure. Each Party will also take every reasonable precaution to protect the Confidential Information. For purposes of the foregoing obligations, Confidential Information does not include information that (i) was rightfully known to the receiving party prior to its receipt, (ii) is or becomes publicly available without breach of this Agreement or wrongful act of the receiving party, (iii) is received by receiving party without an obligation of confidentiality and without breach of this Agreement, or
         (iv) is developed independently by the receiving party without using Confidential Information.

12.      TERM AND TERMINATION

         12.1 TERM. This Agreement shall commence on the Effective Date and continue for twenty-four (24) months thereafter. This Agreement shall be automatically renewed for separate but successive one-year terms, subject to the termination rights set forth herein.

         12.2 TERMINATION WITHOUT CAUSE. Handspring may terminate this Agreement without cause at any time by written notice to AirPrime not less than thirty (30) days prior to the effective date of termination. In the event termination occurs prior to the delivery of AirPrime's PVT Module Hardware/Firmware and acceptance by Handspring (per the milestone schedule in Exhibit C.2), then Handspring will be released from its Minimum Purchase Commitment, and Handspring's liability shall be limited to any development fees paid as of the effective date of termination. In the event termination occurs after delivery and acceptance of AirPrime's PVT module per Exhibit C.2, then Handspring's liability shall be limited to [*].

         12.3 TERMINATION FOR BREACH. Either Party may terminate this Agreement for cause at any time upon written notice if the other Party fails to comply with any material term or condition. The Party not in compliance shall have thirty (30) days after notice to cure any failure and avoid termination. If the Agreement is terminated by Handspring due to the breach of AirPrime, then the Buyout Fee in Section 7.2.2 herein shall be [*]. In addition, Handspring will be released from its Minimum Purchase Commitment.

         12.4 TERMINATION FOR INSOLVENCY. At either Party's option, this Agreement shall terminate immediately if: (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or makes an assignment for the benefit of creditors; (iii) any proceedings are commenced by or against the other party under any bankruptcy, insolvency or debtors' relief law; or (iv) the other party commences to dissolve under applicable corporate law statutes. If the Agreement is terminated by Handspring due to any of the AirPrime insolvency events above, then the Buyout Fee in
                  Section 7.2.2 herein shall be [*]. In addition, Handspring will be released from its Minimum Purchase Commitment.

         12.5 TERMINATION FOR FAILURE TO SECURE FINANCING. AirPrime is in the process of securing at least [*] million in financing from private investors (the "Private Financing"). The Private Financing currently is anticipated to occur in three segments with approximately one third of the total amount invested by September 3, 2002, a second third invested by October 31, 2002, and the final third invested by January 31, 2003. Handspring may terminate this Agreement upon providing written notice to AirPrime if by September 13, 2002 AirPrime has not met the following requirements (the "Minimum Financing Requirements"): (i) secured at least one third of the

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                  Private Financing (the "Initial Investment") and (ii) entered into a binding agreement with investors (the "Private Financing Agreement") providing for the funding of the remaining two thirds of the Private Financing by no later than March 31, 2003. AirPrime will provide Handspring with a copy of the Private Financing Agreement immediately following its execution. For purposes of this Section 12.4, the Private Financing Agreement will be considered "binding" even if the Private Financing may be discontinued following the Initial Investment upon a vote of investors holding at least two thirds of the total equity interest in AirPrime held by all of the investors participating in the Private Financing.

         12.6 SURVIVING PROVISIONS. The provisions of Sections 7, 8, 9, 10, 11, 12, 15 and 16 will survive the termination of this Agreement for any reason. All other rights and obligations of the parties will cease upon termination of this Agreement.

13.      VENDOR MANAGED INVENTORY PROGRAM.

         If requested, AirPrime shall implement a Vendor Managed Inventory program ("VMI Program") in the geography of Handspring's Authorized Manufacturing Partner. The terms of the VMI shall be governed by the separate VMI Agreement entered into between AirPrime and Authorized Manufacturing Partner. At a minimum, the VMI Agreement shall provide
         (i) that Product pricing shall be F.O.B. the VMI hub, and (ii) AirPrime shall make every effort to maintain a ten (10) day supply of inventory in the hub, based on the Authorized Manufacturing Partner's build needs. Failure of AirPrime to maintain a ten (10) day supply of inventory in the third party hub could result in costly delays to Handspring in fulfilling its customer orders; therefore, AirPrime shall notify Handspring or the Authorized Manufacturing Partner as soon as AirPrime is aware that the inventory at the third party hub has fallen to a level below a ten (10) day supply, and shall use its best efforts return the on hand inventory in the hub to a ten (10) day level.

14.      AUTHORIZED MANUFACTURING PARTNERS.

         14.1 DESIGNATION. Handspring may assign all or a portion of its rights to purchase Product to its manufacturing partners designated on Exhibit D (each, an "Authorized Manufacturing Partner"). Handspring may add to or delete from its list of Authorized Manufacturing Partners set forth on Exhibit D at any time and will promptly notify AirPrime of any such change.

         14.2 APPLICATION OF AGREEMENT TO AUTHORIZED MANUFACTURING PARTNERS. An Authorized Manufacturing Partner may issue to AirPrime Purchase Orders of its own against a Purchase Order, forecast or manufacturing productions schedule issued by Handspring to such Authorized Manufacturing Partner. Handspring shall be liable to pay for all Product ordered by Handspring or by its Authorized Manufacturing Partners subject to Handspring's order cancellation and rescheduling rights set forth in Sections 2.5 and 2.6. All references in this Agreement to purchases of, Purchase Orders for, or shipments of Product by or to Handspring shall mean by or to Handspring or the Authorized Manufacturing Partner.

15.      DEVELOPMENT AND MANUFACTURING RIGHTS

         15.1 GRANT OF RIGHTS: AirPrime hereby grants Handspring the royalty-bearing, worldwide, non-exclusive, nontransferable, perpetual, irrevocable right and license to (i) complete the development of the Product, and (ii) manufacture or have manufactured the Product (collectively referred to as the "Development and Manufacturing Rights"), which Handspring may exercise at any time upon the occurrence of any of the following events or circumstances:

                  15.1.1 AirPrime is unable to fulfill Handspring Purchase Orders issued in accordance with the terms of this Agreement.

                  15.1.2 If the Agreement is terminated by Handspring due to the breach of AirPrime pursuant to Section 12.2 or 12.3.

                  15.1.3 AirPrime does not raise at least $6.2 million in financing prior to March 31, 2003.

         15.2 EXISTING INVENTORY. In the event Handspring exercises its Development and Manufacturing Rights hereunder, Handspring agrees to purchase existing AirPrime inventory at AirPrime cost for purchase orders that are non-cancelable under Section
                  2.6 of the Agreement.

         15.3 ROYALTY. In the event Handspring exercises its Development and Manufacturing Rights hereunder, Handspring shall pay AirPrime a royalty of [*] per each unit of Product manufactured and sold by Handspring. Such payment shall be made within thirty
                  (30) days after the close of Handspring's quarter.

         15.4 AFFECT ON BUYOUT RIGHTS. Handspring's exercise of its Development and Manufacturing Rights hereunder shall in no way affect Handspring's right to buyout the London Host Software or SB3000 Software pursuant to Sections 7.2, 12.2 and 12.3 of the Agreement. For purposes of clarity, (i) it is not necessary for Handspring to pay the Buyout Fee in order to exercise its Development and Manufacturing Rights hereunder; and (ii) regardless of whether Handspring exercises its Development and Manufacturing Rights, Handspring may pay the Buyout Fee in accordance with the Agreement and use the London Host Software or SB3000 Software (including any modifications integrated into and made part of any Derivative Software including without limitation the Robin Host Software) in conjunction with products and software from alternate suppliers.

         15.5 AUDIT RIGHTS. In the event Handspring exercises its Development and Manufacturing Rights hereunder, Handspring agrees to keep and maintain, for a period of two (2) years after the end of the year to which they pertain, complete and accurate records of the Product manufactured and sold by Handspring in order to calculate and confirm Handspring's royalty obligations hereunder. Upon reasonable prior notice, AirPrime shall have the right, exercisable not more than once every six (6) months, to appoint an independent accounting firm reasonably acceptable to Handspring, at AirPrime' expense, to examine such books, records and accounts during Handspring's normal business hours to verify the royalties due by Handspring to AirPrime hereunder. In the event such audit discloses an underpayment or overpayment of royalties due hereunder, the appropriate party shall promptly remit the amounts due to the other party.

         15.6 MANUFACTURING AND DEVELOPMENT INFORMATION ESCROW. Within thirty (30) days after the Effective Date, or upon request from Handspring, whichever is later, AirPrime and Handspring shall enter into an escrow agreement pursuant to which AirPrime shall promptly place into an escrow account, to the best of its reasonable legal ability, and excluding third party proprietary material and information used by AirPrime under non-transferable license, all information necessary to develop and manufacture the Product (in either electronic media form or hard copy), including without limitation, the source code, manufacturing process instructions, drawings, schematics, specifications, test programs, bills of material, authorized vendor lists and all other applicable documentation for the Product. The Parties will share equally all escrow fees.

         15.7 TEST HARDWARE AND SOFTWARE. In the event Handspring exercises its Development and Manufacturing Rights hereunder, AirPrime shall provide Handspring unrestricted use of all hardware and software necessary to enable Handspring to develop, manufacture and test the Product, including without limitation, manufacturing equipment, fixtures and test software. AirPrime agrees to cooperate with and assist Handspring in obtaining any necessary third parties materials and rights to license such software.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         15.8 CONTINUING TECHNICAL SUPPORT AND ASSISTANCE. In the event Handspring exercises its Development and Manufacturing Rights hereunder, AirPrime shall provide Handspring such technical support and assistance as Handspring may reasonably request in connection with the development and manufacture of the Product. Handspring and AirPrime will negotiate in good faith any services fees payable to AirPrime associated with any such request.

16.      GENERAL

         16.1 NOTICE OF CHANGE OF MANUFACTURING LOCATION. AirPrime shall provide Handspring with immediate written notice as soon as it is aware that it will be changing the manufacturing location for Products, or implementing major manufacturing process changes in the production of Products.

         16.2 FORCE MAJEURE. "Force Majeure" shall mean any act of God, fire, natural disaster, earthquake, accident, act of government, or an act that is beyond the reasonable control of either party. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of a Force Majeure, provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days after discovery thereof and uses its best efforts to continue to so perform or cure. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. Handspring or its Authorized Manufacturing Partner may at its option, cancel the affected Purchase Order(s) upon notice of a Force Majeure, and obtain the Products from an alternate source without liability of Handspring to AirPrime.

         16.3 ASSIGNMENT. Neither party may assign, delegate, or transfer the Agreement, or any of its rights or duties hereunder, without the prior written consent of the other party. Any attempted assignment or delegation in violation of this section shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Notwithstanding the foregoing, either Party may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of either Party.

         16.4 INDEPENDENT CONTRACTORS. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party's behalf without the other Party's prior written consent.

         16.5 SEVERABILITY. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provision of this Agreement shall remain in full force and effect.

         16.6 MODIFICATION AND WAIVER. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

         16.7 NOTICES. Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid;

                  nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date received.

                  HANDSPRING:                               AIRPRIME:
                  Handspring, Inc.                          AirPrime, Inc
                  189 Bernardo Avenue                       2290 Cosmos Court
                  Mountain View, CA  94043                  Carlsbad, CA 92009
                  Attn:  Mike Gallucci, VP  Manufacturing   Attn: Dan Schieler, VP Worldwide Sales
                  With a copy to:  General Counsel

         16.8 COMPLIANCE WITH LAWS AND REGULATIONS. AirPrime agrees to comply with all Federal, State and local laws and regulations that are applicable to the Products and their installation for each country in which the Products are intended for delivery.

         16.9 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California (other than its conflicts of law principles), excluding the United Nations Convention on Contracts for the International Sale of Goods. The parties hereby consent to the exclusive jurisdiction of and venue in the federal and/or state courts located in Santa Clara County, California.

         16.10 INTERPRETATION. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof.

         16.11 PRESS RELEASES. The Parties may make press releases and announcements relating to the subject matter of this Agreement only with the prior written consent of the other Party.

         16.12 LIMITATION OF ACTION. Any legal action arising out of this Agreement shall be barred unless commenced within one (1) year of the act or omission giving rise to the action. Such limitation shall not apply to any actions asserted against Handspring by AirPrime arising from any delinquencies in payment for Products.

         16.13 ENTIRE AGREEMENT. Unless otherwise stated herein with respect to the Original Agreement, this Agreement and the exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter.

         In witness whereof, the parties have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date.

AIRPRIME, INC.                               HANDSPRING, INC.

By: /S/ James B. Kirkpatrick                 By: /S/ Michael Gallucci

Name: James B. Kirkpatrick                   Name: Michael Gallucci

Title: President                             Title: VP, Manufacturing

                         EXHIBIT A - PRODUCT DESCRIPTION

[*]







* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                        EXHIBIT B - SERVICES DESCRIPTION

The Services to be provided by AirPrime as governed by this Agreement consist of Design Consulting, Software Development, and Product Certification.

The attached Statement of Work ("SOW") document contains a draft of the detailed definition of these Services and is hereby incorporated by reference into this Agreement.

                  [*]

Furthermore, the Parties will work in good faith to promptly create and mutually approve, which approval will not be unreasonably withheld, a final SOW document. Such final SOW shall be incorporated by reference into this Agreement.



* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                  EXHIBIT C - PRODUCT PRICING AND SERVICES FEES

This Exhibit defines the Prices and Fees for Products and Services to be provided by AirPrime as governed by this Agreement. All monetary figures in this Exhibit represent currency in United States Dollars.

C.1      PRODUCT PURCHASE PRICE

In accordance with the schedule below, the purchase price of the Product shall be decreased as the cumulative number of units purchased by Handspring increases:

         CUMULATIVE VOLUME PURCHASED                        UNIT PRICE
         ---------------------------                        ----------
         [*]                                                [*]
         [*]                                                [*]
         [*]                                                [*]
         [*]                                                [*]
         [*]                                                [*]
         [*]                                                [*]

         (1) Minimum Purchase Commitment pursuant to Section 2.4.

         (2) The purchase price per unit is based on a quantity of 30,000 - 39,000 units ordered per quarter. For quantities ordered per quarter outside of this range, the following price adjustments shall apply to the appropriate unit price in the foregoing table:

         NUMBER OF UNITS ORDERED PER QUARTER               UNIT PRICE ADJUSTMENT
         -----------------------------------               ---------------------
          [*]                                                  [*]
          [*]                                                  [*]
          [*]                                                  [*]
          [*]                                                  [*]
          [*]                                                  [*]
          [*]                                                  [*]
          [*]                                                  [*]



* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

C.2      DEVELOPMENT FEES

         Handspring will pay AirPrime a total of [*] in development fees for the Services described in the SOW. The development fees will be paid in accordance with the following milestone schedule:



* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                                   MILESTONE                            ESTIMATED MILESTONE DATE           PAYMENT AMOUNT
                                   ---------                            ------------------------           --------------
         Completion of the Minimum Financing Requirements set forth               Effective Date                 [*]
         in Section 12.4 of the Agreement
         EVT Module Hardware/Firmware Delivery and Acceptance by               November 20, 2002                 [*]
         Handspring
         DVT Module Hardware/Firmware Delivery and Acceptance by                February 1, 2003                 [*]
         Handspring
         CDG2 Interoperability Lab Entrance (1st Lab)                              March 1, 2003                 [*]
         Carrier Certification Entrance (1st Carrier)                              April 1, 2003                 [*]
         PVT Module Hardware/Firmware Delivery and Acceptance by                     May 1, 2003                 [*]
         Handspring

         By paying the development fees, Handspring also will receive the following pre-production units of the Product at no additional charge:

         EVT1 Modules           10 units
         EVT2 Modules           60 units
         DVT1 Modules          150 units
         DVT2 Modules           35 units

         Additional DVT1 or DVT2 units can be purchased by Handspring from AirPrime for $300.00 per unit.

         Handspring may purchase PVT units for a price of [*] per unit only if Handspring issues a Purchase Order calling for delivery of the first [*]Commercial Production units within fifteen (15) business days following the desired PVT delivery date, otherwise the price for any such PVT units shall be [*].

C.3      ADDITIONAL WORK FEES

         During the term of this Agreement, Handspring may desire to engage AirPrime to perform additional general support work not explicitly set forth in the SOW ("Additional Work"). In such cases, Handspring will issue a written request for such Additional Work to AirPrime. AirPrime agrees to consider such requests and provide written response to Handspring within five (5) days after receiving the request. Such response will indicate the total effort and schedule for completing the requested Additional Work. AirPrime retains sole option to deny such requests from Handspring but will not do so unreasonably.

         For all Additional Work requested and approved by Handspring, Handspring agrees to pay AirPrime for the time spent performing such Additional Work at the rate of [*]per hour.



* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                  EXHIBIT D - AUTHORIZED MANUFACTURING PARTNER

This Exhibit contains the complete list of Authorized Manufacturing Partners designated by Handspring according to this Agreement:

Company:          Solectron (de Mexico)
Address:          Prol. Av. Lopez Mateos Sur No 2915
                  Tlajomulco de Zuniga, Jalisco, Mexico
Contact:          Name:  Manuel Ochoa
                  Phone:  011-52333-818-4200
                  Fax:  011-52333-818-5234
                  E-mail: manuelochoa@slr.com

                            HANDSPRING ROBIN PROGRAM

                             STATEMENT OF WORK (SOW)

                              V0.7 AUGUST 22, 2002

      [*]







   * Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.